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                                                               Exhibit (a)(5)(i)

                              THE FIRST YEARS INC.
                           OFFER TO PURCHASE FOR CASH
                                       BY

                              THE FIRST YEARS INC.
                    UP TO 900,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $12.65 NOR LESS THAN $10.65 PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 20, 2001, UNLESS THE OFFER IS EXTENDED. THE FIRST YEARS MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                               November 21, 2001

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated November 21, 2001, and the related Letter of Transmittal in connection with the offer by The First Years Inc., a Massachusetts corporation, to purchase for cash 900,000 shares of its common stock, par value $0.10 per share, at a price, not greater than $12.65 nor less than $10.65 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, The First Years will select the lowest purchase price between $10.65 and $12.65 net per share in cash, without interest, that will allow it to purchase 900,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

     The First Years' offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 21, 2001, and in the related Letter of Transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. After November 30, 2001, all shares tendered and purchased will include the associated common stock purchase rights issued under the Common Stock Rights Agreement, dated as of November 19, 2001, between The First Years and EquiServe Trust Company, N.A., as rights agent, and, unless the context requires otherwise, all references to shares shall include the associated common stock purchase rights.

     Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares The First Years seeks are properly tendered. All shares tendered and not purchased, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions or conditional tenders, will be returned as soon as practicable following the expiration date.

     The First Years reserves the right, in its sole discretion, to purchase more than 900,000 shares pursuant to the offer, subject to applicable law.

     Upon the terms and conditions of this offer, if more than 900,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, The First Years will purchase properly tendered shares in the following order:

     - First, The First Years will purchase all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

        - tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

        - completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and
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     - Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in
       Section 5 of the Offer to Purchase, The First Years will purchase all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

     If necessary to permit The First Years to purchase 900,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 5 of the Offer to Purchase. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all their shares.

     An "odd lot holder" is a shareholder who owns beneficially or of record an aggregate of fewer than 100 shares of The First Years' outstanding common stock.

     A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

     WE CALL YOUR ATTENTION TO THE FOLLOWING:

          (1) You may tender shares at prices not in excess of $12.65 nor less than $10.65 per share as indicated in the attached instruction form, net to you in cash, without interest.

          (2) You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

          (3) The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase.

          (4) The tender offer and withdrawal rights will expire at 12:00 midnight, Eastern time, on Thursday, December 20, 2001, unless The First Years extends the tender offer.

          (5) The tender offer is for 900,000 shares, constituting approximately 10% of the shares outstanding as of October 31, 2001.

          (6) Tendering shareholders who are registered shareholders or who tender their shares directly to EquiServe Trust Company, N.A. will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on The First Years' purchase of shares under the tender offer. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares.

          (7) If you own beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, The First Years, upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          (8) If you wish to tender portions of your shares at different prices, you must complete a separate instruction form for each price at which you wish to tender each such portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

          (9) The board of directors of The First Years has approved the tender offer. However, neither The First Years nor its board of directors make any recommendation to shareholders as to whether they should tender or not tender their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. The First Years' officers and directors have advised The First Years that they do not intend to tender any shares in the tender offer.

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          (10)  If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached instruction form.

     Please forward your instruction form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

     The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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                                INSTRUCTION FORM

           INSTRUCTIONS FOR TENDER OF SHARES OF THE FIRST YEARS INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 21, 2001, and the related Letter of Transmittal in connection with the offer by The First Years Inc., a Massachusetts corporation, to purchase shares of its common stock, $0.10 par value per share. The First Years is offering to purchase up to 900,000 shares at a price not greater than $12.65 nor less than $10.65 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. The First Years' offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may amended or supplemented from time to time, together constitute the offer. After November 30, 2001, all shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Common Stock Rights Agreement, dated as of November 19, 2001, between The First Years and EquiServe Trust Company, N.A., as rights agent, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

     This will instruct you to tender to The First Years, on (our) (my) behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions of offer.

     Number of shares to be tendered:                shares.

     Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.
                                    ODD LOTS
                (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

   Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all shares.

   You either (check one box):

   [ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

   [ ] are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
               (SEE INSTRUCTION 15 TO THE LETTER OF TRANSMITTAL)

   You may condition your tender of shares on The First Years purchasing a specified minimum number of your tendered shares, all as described in
   Section 5 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by The First Years in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

   [ ]  The minimum number of shares that must be purchased, if any are
        purchased, is:                 shares.

   If because of proration, the minimum number of shares that you designated above will not be purchased, The First Years may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

   [ ]  The tendered shares represent all shares held by me.

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                        PRICE AT WHICH YOU ARE TENDERING
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by The First Years for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ] $10.65      [ ] $11.65
[ ] $10.90      [ ] $11.90
[ ] $11.15      [ ] $12.15
[ ] $11.40      [ ] $12.40
                [ ] $12.65

                                       OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[ ] By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by The First Years in accordance with the terms of the offer. This action will maximize the chance of having The First Years purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $10.65.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Sign here:

Signature(s):
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Print Name(s):
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Address(es):
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Area Code and Telephone Number:
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Taxpayer Identification or Social Security Number:
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Date:
                                200
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